Exhibit 99.1

FOR IMMEDIATE RELEASE

STIFEL APPOINTS JIM KAVANAUGH TO BOARD OF DIRECTORS

ST. LOUIS, August 9, 2022 — Stifel Financial Corp. (NYSE: SF) today announced that Jim Kavanaugh has been appointed a member of the firm’s Board of Directors, effective August 2, 2022.

“Jim represents all the qualities we want in a Board member,” said Ronald J. Kruszewski, Chairman and CEO of Stifel. “Jim is widely recognized as an innovative business executive, an inclusive leader, and an outstanding corporate citizen deeply committed to giving back to the community. We are thrilled to welcome Jim to our Board and look forward to his future contributions to the firm.”

Jim Kavanaugh is the Co-Founder and CEO of World Wide Technology (WWT), a $14.5 billion Information Technology systems integrator and business partner to 70 of the Fortune 100 companies. Under his leadership, WWT has been named a “great place to work” by Fortune Magazine for 11 consecutive years. In 2021, Glassdoor named Jim as one of the best CEOs in America.

Prior to co-founding WWT in 1990, Jim played professional soccer and represented the United States Olympic and Pan American Team in 1984. He is also an investor/owner of Major League Soccer franchise St. Louis City SC, and the National Hockey League’s St. Louis Blues.

Jim earned a Bachelor of Science degree in Business Administration from Saint Louis University and is a member of the University’s Smurfit-Stone Entrepreneurial Alumni Hall of Fame. He has also been a trustee of the board for his alma mater since 2010. Jim also serves as Vice Chair of the American Cancer Society’s CEOs Against Cancer of Missouri (St. Louis chapter) and supports many other charitable organizations including the ALS Association, Toys for Tots, Junior Achievement, and United Way.

Stifel Company Information

Stifel Financial Corp. (NYSE: SF) is a financial services holding company headquartered in St. Louis, Missouri, that conducts its banking, securities, and financial services business through several wholly owned subsidiaries. Stifel’s broker-dealer clients are served in the United States through Stifel, Nicolaus & Company, Incorporated, including its Eaton Partners business division; Keefe, Bruyette & Woods, Inc.; Miller Buckfire & Co., LLC; and Stifel Independent Advisors, LLC. The Company’s broker-dealer affiliates provide securities brokerage, investment banking, trading, investment advisory, and related financial services to individual investors, professional money managers, businesses, and municipalities. Stifel Bank and Stifel Bank & Trust offer a full range of consumer and commercial lending solutions. Stifel Trust Company, N.A. and Stifel Trust Company Delaware, N.A. offer trust and related services. To learn more about Stifel, please visit the Company’s website at www.stifel.com. For global disclosures, please visit https://www.stifel.com/investor-relations/press-releases.

Stifel Investor Relations Contact

Joel Jeffrey, (212) 271-3610

investorrelations@stifel.com

Stifel Media Relations Contact

Neil Shapiro, (212) 271-3447

shapiron@stifel.com